Filed Pursuant to Rule 424(b)(3)

Registration No. 333-232144

Product Supplement No. EQUITY STR-1
(To Prospectus dated August 1, 2019

and Series A Prospectus Supplement dated August 1, 2019)

March 5, 2021

Strategic Accelerated Redemption Securities® Linked to One or More Equity Indices or Exchange-Traded Funds

•	Strategic Accelerated Redemption Securities® (the “notes”) are unsecured and unsubordinated obligations issued by Barclays Bank PLC. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of Barclays Bank PLC and to the exercise of any U.K. Bail-in Power (as defined below) by any relevant U.K. resolution authority (as described in the accompanying prospectus supplement).

•	The notes do not guarantee the return of principal at maturity, and we will not pay interest on the notes. Instead, the return on the notes will be based on the performance of an underlying “Market Measure,” which will be an equity index (an “Index”), an exchange-traded fund (an “Underlying Fund”) or a basket of the foregoing.

•	The notes will be automatically called if the Observation Level on any Observation Date is greater than or equal to the Call Level (each as defined below). If called, you will receive a cash payment per unit (the “Call Amount”) that equals the principal amount plus the applicable Call Premium (as defined below).

•	At maturity, if the notes have not been called, and if the Ending Value is greater than or equal to the Threshold Value, you will receive a cash payment per unit (the “Redemption Amount”) that equals the principal amount. However, if the Ending Value is less than the Threshold Value, you will be subject to 1-to-1 downside exposure to the decrease of the Market Measure below the Threshold Value. In such a case, you may lose all or a significant portion of the principal amount of your notes.

•	This product supplement describes the general terms of the notes, the risk factors to consider before investing, the general manner in which they may be offered and sold, and other relevant information.

•	For each offering of the notes, we will provide you with a pricing supplement (which we refer to as a “term sheet”) that will describe the specific terms of that offering, including the specific Market Measure, the Threshold Value, the Call Level, the Call Amount and the Call Premium for each Observation Date, the Observation Dates, the Call Settlement Dates and certain risk factors. The applicable term sheet will identify, if applicable, any additions or changes to the terms specified in this product supplement.

•	The notes will be issued in denominations of whole units. Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The applicable term sheet may also set forth a minimum number of units that you must purchase.

•	Unless otherwise specified in the applicable term sheet, the notes will not be listed on a securities exchange or quotation system.

•	BofA Securities, Inc. (“BofAS”) and one or more of its affiliates may act as our agents to offer the notes and will act in a principal capacity in such role.

The notes are our unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC. The notes are not covered by the U.K. Financial Services Compensation Scheme or insured or guaranteed by the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction. Potential purchasers of the notes should consider the information in “Risk Factors” beginning on page PS-7 of this product supplement and page S-7 of the accompanying prospectus supplement. You may lose all or a significant portion of your investment in the notes.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

BofA Securities

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“Strategic Accelerated Redemption Securities®” is a registered service mark of Bank of America Corporation, the parent corporation of BofAS.

SUMMARY

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement, the prospectus supplement, and the prospectus, as well as the applicable term sheet. None of us, BofAS or its affiliates has authorized any other person to provide you with any information other than that contained or incorporated by reference in this product supplement, the accompanying prospectus supplement or prospectus or in the applicable term sheet. We, BofAS and its affiliates take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

Key Terms:

General:

The notes are unsecured and unsubordinated obligations of Barclays Bank PLC, and are not covered by the U.K. Financial Services Compensation Scheme or insured or guaranteed by the FDIC or any other governmental agency of the United States, the United Kingdom or any other jurisdiction. They rank pari passu, without any preference among themselves, with all our other outstanding unsecured and unsubordinated obligations, present and future, except those obligations as are preferred by operation of law. Any payments due on the notes, including any repayment of principal, are subject to our credit risk and to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority (as described in the accompanying prospectus supplement).

The return on the notes will be based on the performance of a Market Measure and there is no guaranteed return of principal at maturity. Therefore, you may lose all or a significant portion of your investment if the notes are not automatically called prior to maturity, and the value of the Market Measure decreases from the Starting Value to an Ending Value that is less than the Threshold Value.

Each issue of the notes will mature on the date set forth in the applicable term sheet, unless the notes are automatically called on an earlier date. You should be aware that the automatic call feature may shorten the term of an investment in the notes, and you must be willing to accept that your notes may be called prior to maturity. You will not receive any interest payments.

Market Measure:

The Market Measure may consist of one or more of the following:

• U.S. broad-based Indices;

• U.S. sector or style-based Indices;

• non-U.S. or global Indices;

• Underlying Funds; or

• any combination of the above.

The Market Measure may consist of a group, or “Basket,” of the foregoing. We refer to each Index or Underlying Fund included in any Basket as a “Basket Component.” If the Market Measure to which your notes are linked is a Basket, the Basket Components will be set forth in the applicable term sheet.

Automatic Call:	The notes will be automatically called on an Observation Date if the Observation Level of the Market Measure on that Observation Date is greater than or equal to the Call Level.

Call Amount:	If your notes are called on an Observation Date, you will receive the Call Amount applicable to that Observation Date. The Call Amount will be equal to the principal amount per unit plus the applicable “Call Premium.” Each Call Premium will be a percentage of the principal amount and will be set forth in the applicable term sheet. The Call Amount, if payable, will be payable on the applicable “Call Settlement Date” set forth in the applicable term sheet.

Market Measure Performance:

The performance of the Market Measure will be measured according to the percentage change of the Market Measure from its Starting Value to its Observation Level or Ending Value, as applicable.

Unless otherwise specified in the applicable term sheet:

In the case of an Index, the “Starting Value” will be the closing level of that Index on the date when the notes are priced for initial sale to the public (the “pricing date”).

In the case of an Underlying Fund, the “Starting Value” will be the Closing Market Price, as defined under “Description of the Notes—The Starting Value and the Ending Value,” of that Underlying Fund on the pricing date.

If the Market Measure consists of a Basket, the Starting Value will be equal to 100. See “Description of the Notes—Basket Market Measures.”

The “Call Level” will be a value of the Market Measure that equals a specified percentage (100% or more) of the Starting Value.

The “Threshold Value” will be a value of the Market Measure that equals a specified percentage (100% or less) of the Starting Value. The Threshold Value will be determined on the pricing date and set forth in the applicable term sheet. If the Threshold Value is equal to 100% of the Starting Value, you will be exposed to any decrease in the value of the Market Measure from the Starting Value to the Ending Value on a 1-to-1 basis, and you may lose all of your investment in the notes.

In the case of an Index, the “Observation Level” will be the closing level of that Index on the applicable Observation Date.

In the case of an Underlying Fund, the “Observation Level” will equal the product of (i) the Closing Market Price of that Underlying Fund and (ii) the Price Multiplier of that Underlying Fund on the applicable Observation Date.

The “Observation Dates” will be set forth in the applicable term sheet, subject to postponement in the event of Market Disruption Events. See “Description of the Notes—Automatic Call.”

The “Ending Value” will be the Observation Level on the final Observation Date.

If the Market Measure consists of a Basket, each Observation Level and the Ending Value will be the value of the Basket on the applicable Observation Date, determined as described in “Description of the Notes—Basket Market Measures—Observation Level of the Basket.”

If a Market Disruption Event (as defined under “Description of the Notes—Market Disruption Events” below) occurs and is continuing on a scheduled Observation Date, or if certain other events occur, the calculation agent will determine the Observation Levels and/or Ending Value as set forth in the section “Description of the Notes—Automatic Call” or “—Basket Market Measures—Observation Level of the Basket.”

Price Multiplier:	Unless otherwise set forth in the applicable term sheet, the “Price Multiplier” for an Underlying Fund will be 1, and will be subject to adjustment for certain events relating to that Underlying Fund described below under “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds.”

Redemption Amount at Maturity:

If the notes are not automatically called, at maturity, you will receive a Redemption Amount that is equal to the principal amount if the Ending Value is greater than or equal to the Threshold Value. If the Ending Value is less than the Threshold Value, you will be subject to 1-to-1 downside exposure to the decrease of the Market Measure below the Threshold Value, and you will receive a Redemption Amount that is less than the principal amount. If the Threshold Value is equal to 100% of the Starting Value, the Redemption Amount could be zero and you may lose all of your investment in the notes.

Any payments due on the notes, including any repayment of principal, are subject to our credit risk as issuer of the notes and the risk of exercise of any U.K. Bail-inPower.

The Redemption Amount, denominated in U.S. dollars, will be calculated as follows:

You will receive per unit:

Principal at Risk:	You may lose all or a significant portion of the principal amount of the notes. Further, if you sell your notes prior to maturity, you may find that the market value per note is less than the price that you paid for the notes.

Calculation Agents:	The calculation agents will make all determinations associated with the notes. Unless otherwise set forth in the applicable term sheet, we or one of our affiliates may act as the calculation agent, or we may appoint BofAS or one of its affiliates to act as the calculation agent for the notes. Alternatively, we (or one of our affiliates) and BofAS (or one of its affiliates) may act as joint calculation agents for the notes. When we refer to a “calculation agent” in this product supplement or in any term sheet, we are referring to the applicable calculation agent or joint calculation agents, as the case may be. See the section entitled “Description of the Notes—Role of the Calculation Agent.”

Agents:	BofAS and one or more of its affiliates will act as our agents in connection with each offering of the notes and will receive an underwriting discount based on the number of units of notes sold. None of the agents is your fiduciary or adviser solely as a result of the making of any offering of the notes, and you should not rely upon this product supplement, the applicable term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase the notes.

Listing:	Unless otherwise specified in the applicable term sheet, the notes will not be listed on a securities exchange or quotation system.

U.K. Bail-in Power:	Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the notes, by acquiring the notes, each holder and beneficial owner of the notes, acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

This product supplement relates only to the notes and does not relate to any Index or Underlying Fund that comprises the Market Measure described in any term sheet. You should read carefully the entire prospectus, prospectus supplement, and this product supplement, together with the applicable term sheet, to understand fully the terms of your notes, as well as the tax and other considerations important to you in making a decision about whether to invest in any notes. In particular, you should review carefully the section in this product supplement entitled “Risk Factors,” which highlights a number of risks of an investment in the notes, to determine whether an investment in the notes is appropriate for you. If information in this product supplement is inconsistent with the prospectus or prospectus supplement, this product supplement will supersede those documents. However, if information in any term sheet is inconsistent with this product supplement, that term sheet will supersede this product supplement. You should carefully review the applicable term sheet to understand the specific terms of your notes.

Neither we nor any agent is making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. This product supplement and the accompanying prospectus supplement and prospectus are not an offer to sell the notes to anyone, and are not soliciting an offer to buy the notes from anyone, in any jurisdiction where the offer or sale is not permitted.

Certain capitalized terms used and not defined in this product supplement have the meanings ascribed to them in the prospectus supplement and prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this product supplement to “we,” “us,” “our,” or similar references are to Barclays Bank PLC.

You are urged to consult with your own attorneys and business and tax advisers before making a decision to purchase any notes.

RISK FACTORS

Your investment in the notes is subject to investment risks, many of which differ from those of a conventional debt security. Your decision to purchase the notes should be made only after carefully considering the risks, including those discussed below, together with the risk information contained in the prospectus supplement and in the applicable term sheet, in light of your particular circumstances. The notes are not an appropriate investment for you if you are not knowledgeable about the material terms of the notes or investments in equity or equity-based securities in general.

Structure-related Risks

If the notes are not automatically called, your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the notes at maturity. The return on the notes will be based on the performance of the Market Measure. If the notes are not called and the Ending Value is less than the Threshold Value, then you will receive a Redemption Amount at maturity that will be less than, and possibly significantly less than, the principal amount of your notes. If the Threshold Value is equal to 100% of the Starting Value, the Redemption Amount could be as low as zero and you may lose all of your investment in the notes.

Your return on the notes may be less than the yield on a conventional fixed or floating rate debt security of comparable maturity. There will be no periodic interest payments on the notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. Any return that you receive on the notes may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

Your investment return over the principal amount is limited to the applicable return represented by the Call Premium and may be less than a comparable investment directly in the Market Measure or the securities included in the Market Measure. The appreciation potential of the notes is limited to the applicable Call Premium. Your return on the notes will not exceed the applicable Call Premium, regardless of the appreciation of the Market Measure. Furthermore, if the notes are automatically called, you will not be able to participate in any subsequent increase in the Market Measure. In contrast, a direct investment in the Market Measure (or the securities included in the Market Measure) would allow you to receive the full benefit of any appreciation in the value of the Market Measure (or those underlying securities).

In addition, unless otherwise set forth in the applicable term sheet, the Observation Levels and the Ending Value will not reflect the value of dividends paid, or distributions made, on the Market Measure or on the securities included in the Market Measure or any other rights associated with those securities. Thus, any return on the notes will not reflect the return you would realize if you actually owned shares of the Market Measure or the securities included in the Market Measure.

Additionally, the Market Measure may consist of one or more Indices or Underlying Funds that are calculated in a non-U.S. currency and include securities traded in that non-U.S. currency. If the value of that currency strengthens against the U.S. dollar during the term of your notes, you may not obtain the benefit of that increase, which you would have received if you had owned shares of the relevant Underlying Fund or Underlying Funds or the securities included in the Market Measure.

Reinvestment Risk. Because the notes could be called as early as the first Observation Date, the term of the notes could be short. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are called prior to maturity.

The amount you receive at maturity as well as the determination of whether the notes are automatically called will not reflect changes in the value of the Market Measure that occur other than on the applicable Observation Date. Changes in the value of the Market Measure during the term of the notes other than on the applicable Observation Date will not be used to determine whether the notes will be automatically called or reflected in the calculation of the Redemption Amount. To make that determination or calculation, the calculation agent will refer only to the value of the Market Measure on the applicable Observation Date. No other values of the Market Measure will be taken into account. As a result, even if the value of the Market Measure has increased at certain times during the term of the notes, (i) your notes will not be called on an Observation Date if the Observation Level on such Observation Date is less than the Call Level, and (ii) if your notes are not automatically called prior to maturity, and if the Ending Value is less than the Threshold Value, you will receive a Redemption Amount that is less than the principal amount.

Issuer-related Risks

Payments on the notes are subject to our credit risk, and any actual or perceived changes in our creditworthiness are expected to affect the value of the notes. The notes are our unsecured and unsubordinated obligations, and are not either directly or indirectly, an obligation of any third party. As a result, your receipt of the amount payable to you upon an automatic call or at maturity is dependent upon our ability to repay our obligations on the applicable Call Settlement Date or maturity date, regardless of whether the Market Measure increases from the Starting Value to the applicable Observation Level or Ending Value. No assurance can be given as to what our financial condition will be on the maturity date. If we become unable to meet our financial obligations as they become due, you may not receive the amounts payable under the terms of the notes.

In addition, our credit ratings are an assessment by ratings agencies of our ability to pay our obligations. Consequently, our perceived creditworthiness and actual or anticipated decreases in our credit ratings or increases in the spread between the yield on our securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the maturity date may adversely affect the market value of the notes. However, because your return on the notes depends upon factors in addition to our ability to pay our obligations, such as the value of the Market Measure, an improvement in our credit ratings will not reduce the other investment risks related to the notes.

Any payments on the notes are subject to the exercise of U.K. Bail-in Power by the relevant U.K. resolution authority. Any payments on the notes are subject to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority that may result in (i) the reduction or cancellation of all, or a portion, of the principal amount of, any interest on, or any other amounts payable, on the notes, (ii) the conversion of all, or a portion, of the principal amount of, any interest on or any other amounts payable on, the notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the notes such shares, securities or obligations), and/or (iii) the amendment or alteration of the maturity of the notes, or amendment of the amount of any interest or any other amounts due on the notes, or the dates on which any interest or any other amounts become payable, including by suspending payment for a temporary period.

By acquiring the notes, you will acknowledge, accept, agree to be bound by, and consent to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. You are urged to consult the information and the risk factors related to the U.K. Bail-in Power set forth in the applicable term sheet and the accompanying prospectus supplement prior to investing in the notes.

Valuation- and Market-related Risks

Our estimated value of the notes is based on subjective assumptions which may not materialize and which may prove to be inaccurate. The estimated value of the notes, which will be set forth in the applicable term sheet, is based on our internal pricing models. Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. These variables and assumptions are not evaluated or verified on an independent basis and may prove to be inaccurate. Different pricing models and assumptions of different financial institutions could provide valuations for the notes that are different from our estimated value.

The estimated value is expected to be based on a number of variables, including volatility, interest rates and our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value set forth in the applicable term sheet may be lower if that estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

The estimated value of the notes is expected to be lower than their public offering price. This difference is expected as a result of certain factors, such as the inclusion in the public offering price of the underwriting discount, an expected hedging-related charge, the estimated profit, if any, that we or any of our affiliates expect to earn in connection with structuring the notes, and the estimated cost which we may incur in hedging our obligations under the notes. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for the notes and lower than the estimated value because the secondary market prices take into consideration the levels at which our debt securities trade in the secondary market but do not take into account such fees, charges and other amounts.

The estimated value of the notes will not be a prediction of the prices at which BofAS or its affiliates, or any of our affiliates or any other third parties, may be willing to purchase the notes from you in secondary market transactions. The price at which you may be able to sell your notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions and any bid and ask spread for similar size trades, and may be substantially less than our estimated value of the notes. Any sale prior to the maturity date could result in a substantial loss to you.

We cannot assure you that there will be a trading market for your notes. If a secondary market exists, we cannot predict how the notes will trade, or whether that market will be liquid or illiquid. The development of a trading market for the notes will depend on various factors, including our financial performance and changes in the value of the Market Measure. The number of potential buyers of your notes in any secondary market may be limited. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

We anticipate that one or more of the agents or their affiliates will act as a market-maker for the notes, but none of them is required to do so and may cease to do so at any time. Any price at which an agent or its affiliate may bid for, offer, purchase, or sell any of the notes may be higher or lower than the applicable public offering price, and that price may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or transactions may adversely affect the prices, if any, at which the notes might otherwise trade in the market. In addition, if at any time any entity were to cease acting as a market-maker for any issue of the notes, it is likely that there would be significantly less liquidity in that secondary market. In such a case, the price at which those notes could be sold likely would be lower than if an active market existed.

Unless otherwise stated in the applicable term sheet, we will not list the notes on any securities exchange or quotation system. Even if an application were made to list your notes, we cannot assure you that the application will be approved or that your notes will be listed and, if listed, that they will remain listed for their entire term. The listing of the notes on any securities exchange or quotation system will not necessarily ensure that a trading market will develop, and if a trading market does develop, that there will be liquidity in the trading market.

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount. The notes are not designed to be short-term trading instruments. The limited protection against the risk of losses provided by the Threshold Value, if any, will only apply if you hold the notes to maturity. You have no right to have your notes redeemed at your option prior to maturity. If you wish to liquidate your investment in the notes prior to maturity, your only option would be to sell them. At that time, there may be an illiquid market for the notes or no market at all. Even if you were able to sell your notes, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. The impact of any one factor may be offset or magnified by the effect of another factor. These factors may interact with each other in complex and unpredictable ways. The following paragraphs describe a specific factor’s expected impact on the market value of the notes, assuming all other conditions remain constant.

•	Value of the Market Measure. We anticipate that the market value of the notes prior to maturity generally will depend to a significant extent on the value of the Market Measure. In general, it is expected that the market value of the notes will decrease as the value of the Market Measure decreases and increase as the value of the Market Measure increases. However, as the value of the Market Measure increases or decreases, the market value of the notes is not expected to increase or decrease at the same rate. If you sell your notes when the value of the Market Measure is less than, or not sufficiently above, the applicable Threshold Value or Call Level, then you may receive less than the principal amount of your notes.

In addition, because the return on the notes will not exceed the applicable Call Premium, we do not expect that the notes will trade in any secondary market at a price that is greater than the applicable Call Amount.

•	Volatility of the Market Measure. Volatility is the term used to describe the size and frequency of market fluctuations. Increases or decreases in the volatility of the Market Measure may have an adverse impact on the market value of the notes. Even if the value of the Market Measure increases after the applicable pricing date, if you are able to sell your notes before their maturity date, you may receive substantially less than the amount that would be payable upon an automatic call or at maturity based on that value because of the anticipation that the value of the Market Measure will continue to fluctuate until the notes are automatically called or the final Observation Date.

•	Economic and Other Conditions Generally. The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, regulatory, and judicial events and related uncertainties that affect stock markets generally, may adversely affect the value of the Market Measure and the market value of the notes. If the Market Measure includes one or more Indices or Underlying Funds that have returns that are calculated based upon securities prices in one or more non-U.S. markets (a “non-U.S. Market Measure”), the value of your notes may also be adversely affected by similar events in the markets of the relevant foreign countries.

•	Interest Rates. We expect that changes in interest rates will affect the market value of the notes. In general, if U.S. interest rates increase, we expect that the market value of the notes will decrease. In general, we expect that the longer the amount of time that remains until maturity, the more significant the impact of these changes will be on the value of the notes. In the case of non-U.S. Market Measures, the level of interest rates in the relevant foreign countries may also affect their economies and, in turn, the value of the non-U.S. Market Measure, and, thus, the market value of the notes may be adversely affected.

•	Dividend Yields. In general, if the cumulative dividend yields on the securities included in the Market Measure increase, we anticipate that the market value of the notes will decrease.

•	Exchange Rate Movements and Volatility. If the Market Measure of your notes includes any non-U.S. Market Measures, changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency or currencies could have an adverse impact on the value of your notes, and each Observation Level may depend in part on the relevant exchange rates. In addition, the correlation between the relevant exchange rate and any applicable non-U.S. Market Measure reflects the extent to which a percentage change in that exchange rate corresponds to a percentage change in the applicable non-U.S. Market Measure, and changes in these correlations may have an adverse impact on the value of your notes.

•	Our Financial Condition and Creditworthiness. Our perceived creditworthiness, including any increases in our credit spreads and any actual or anticipated decreases in our credit ratings, may adversely affect the market value of the notes. In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of the notes. However, a decrease in our credit spreads or an improvement in our credit ratings will not necessarily increase the market value of the notes.

•	Time to Maturity or Next Observation Date. There may be a disparity between the market value of the notes prior to maturity or prior to an Observation Date (except the final Observation Date), as applicable, and their value at maturity or as of the next Observation Date. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the value of the Market Measure during the term of the notes. As the time to maturity or the next Observation Date decreases, this disparity will likely decrease, such that the market value of the notes will approach the expected Redemption Amount to be paid at maturity, or if applicable, the Call Amount to be paid at the next Call Settlement Date.

Conflict-related Risks

Trading and hedging activities by us, the agents and our respective affiliates may affect your return on the notes and their market value. We, the agents and our respective affiliates may buy or sell the Market Measure, the securities included in the Market Measure, or futures or options contracts or exchange-traded instruments on the Market Measure or its component securities or other instruments whose value is derived from the Market Measure or its component securities. We, the agents or our respective affiliates may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the notes. These transactions could adversely affect the value of these securities and, in turn, the value of a Market Measure in a manner that could be adverse to your investment in the notes. On or before the applicable pricing date, any purchases or sales by us, the agents and our respective affiliates, or others on our or their behalf (including those for the purpose of hedging some or all of our anticipated exposure in connection with the notes) may increase the value of a Market Measure or its component securities. Consequently, the values of that Market Measure or the securities included in that

Market Measure may decrease subsequent to the pricing date of an issue of the notes, which may adversely affect the market value of the notes.

We, the agents or one or more of our respective affiliates expect to also engage in hedging activities that could increase the value of the Market Measure on the applicable pricing date. In addition, these activities, including the unwinding of a hedge, may decrease the market value of your notes prior to maturity, including on each Observation Date, and may affect whether the notes will be called on an Observation Date or may reduce the Redemption Amount. We, the agents or one or more of our respective affiliates may purchase or otherwise acquire a long or short position in the notes and may hold or resell the notes. For example, the agents may enter into these transactions in connection with any market making activities in which they engage. We cannot assure you that these activities will not adversely affect the value of the Market Measure, the market value of your notes prior to maturity, whether the notes will be called, or the Redemption Amount.

Our trading, hedging and other business activities, and those of the agents or one or more of our respective affiliates, may create conflicts of interest with you. We, the agents or one or more of our respective affiliates may engage in trading activities related to the Market Measure and to securities included in the Market Measure that are not for your account or on your behalf. We, the agents or one or more of our respective affiliates also may issue or underwrite other financial instruments with returns based upon the applicable Market Measure. These trading and other business activities may present a conflict of interest between your interest in the notes and the interests we, the agents and our respective affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These trading and other business activities, if they influence the value of the Market Measure or secondary trading in your notes, could be adverse to your interests as a beneficial owner of the notes.

We, the agents and our respective affiliates expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under the notes. We, the agents or our respective affiliates also may enter into hedging transactions relating to other notes or instruments that we or they issue, some of which may have returns calculated in a manner related to that of a particular issue of the notes. We may enter into such hedging arrangements with one or more of our subsidiaries or affiliates, or with one or more of the agents or their affiliates. Such a party may enter into additional hedging transactions with other parties relating to the notes and the applicable Market Measure. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss. We, the agents and our respective affiliates will price these hedging transactions with the intent to realize a profit, regardless of whether the value of the notes increases or decreases, whether the notes will be called, or whether the Redemption Amount on the notes is more or less than the principal amount of the notes. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the agents and our respective affiliates receive for the sale of the notes, which creates an additional incentive to sell the notes to you.

There may be potential conflicts of interest involving the calculation agent. We may appoint and remove the calculation agent. We or one of our affiliates may be the calculation agent or act as joint calculation agent for the notes and, as such, will determine each Observation Level, the Starting Value, the Threshold Value, the Price Multiplier, the Ending Value, whether the notes will be called, and the Redemption Amount. Under some circumstances, these duties could result in a conflict of interest between our status as issuer and our responsibilities as calculation agent. These conflicts could occur, for instance, in connection with the calculation agent’s determination as to whether a Market Disruption Event has occurred, or in connection with judgments that the calculation agent would be required to make if the publication of a Market Measure is discontinued or certain events occur with respect to any Underlying Fund. See the sections entitled “Description of the Notes—Market Disruption Events,” “—Adjustments to an Index,” “—Discontinuance of an Index” and “—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds.” The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment under certain circumstances. However, because we or one of our affiliates may serve as the calculation agent, potential conflicts of interest could arise. None of us, the agents or any of our respective affiliates will have any obligation to consider your interests as a holder of the notes in taking any action that might affect the value of the notes.

In addition, we may appoint BofAS or one of its affiliates to act as the calculation agent or as joint calculation agent for the notes. As the calculation agent or joint calculation agent, BofAS or one of its affiliates will have discretion in making various determinations that affect your notes. The exercise of this discretion by the calculation agent could adversely affect the value of your notes and may present the calculation agent with a conflict of interest of the kind described under “—Trading and hedging activities by us, the agents and our respective affiliates may affect your return on the notes and their market value” and “—Our trading, hedging and other business activities, and those of the agents or one or more of our respective affiliates, may create conflicts of interest with you” above.

Market Measure-related Risks

You must rely on your own evaluation of the merits of an investment linked to the applicable Market Measure. In the ordinary course of business, we, the agents and our respective affiliates may have expressed views on expected movements in a Market Measure or the securities included in the Market Measure, and may do so in the future. These views or reports may be communicated to our clients and clients of these entities. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to a Market Measure may at any time have significantly different views from our views and the views of these entities. For these reasons, you are encouraged to derive information concerning a Market Measure and its component securities from multiple sources, and you should not rely on our views or the views expressed by these entities.

If your notes are linked to a Basket, changes in the values of one or more of the Basket Components may be offset by changes in the values of one or more of the other Basket Components. The Market Measure of your notes may be a Basket. In such a case, changes in the values of one or more of the Basket Components may not correlate with changes in the values of one or more of the other Basket Components. The values of one or more Basket Components may increase, while the values of one or more of the other Basket Components may decrease or not increase as much. Therefore, in calculating the value of the Market Measure at any time, increases in the value of one Basket Component may be moderated or wholly offset by decreases or lesser increases in the values of one or more of the other Basket Components. If the weightings of the applicable Basket Components are not equal, adverse changes in the values of the Basket Components that are more heavily weighted could have a greater impact upon the value of the Market Measure and, consequently, the return on your notes.

The respective publishers of the applicable Indices may adjust those Indices in a way that affects their levels, and these publishers have no obligation to consider your interests. Unless otherwise specified in the applicable term sheet, we, the agents and our respective affiliates have no affiliation with any publisher of an Index to which your notes are linked (each, an “Index Publisher”). Consequently, we have no control of the actions of any Index Publisher. The Index Publisher can add, delete, or substitute the components included in that Index or make other methodological changes that could change its level. A new security included in an Index may perform significantly better or worse than the replaced security, and the performance will impact the level of the applicable Index. Additionally, an Index Publisher may alter, discontinue, or suspend calculation or dissemination of an Index. Any of these actions could adversely affect the value of your notes. The Index Publishers will have no obligation to consider your interests in calculating or revising any Index.

You will have no rights as a security holder, you will have no rights to receive the Market Measure or any of the securities included in the Market Measure, and you will not be entitled to dividends or other distributions by the Market Measure or the issuers of the securities included in the Market Measure. The notes are our debt securities. They are not equity instruments, shares of stock or securities of any other issuer. Investing in the notes will not make you a holder of the Market Measure or any of the securities included in the Market Measure. You will not have any voting rights, any rights to receive dividends or other distributions, or any other rights with respect to those securities. As a result, the return on your notes may not reflect the return you would realize if you actually owned those securities and received the dividends paid or other distributions made in connection with them. Additionally, the values of certain Market Measures reflect only the prices of the securities included in such Market Measures and do not take into consideration the value of dividends paid on those securities. Your notes will be paid in cash and you have no right to receive any of these securities.

Our business activities and those of the agents relating to the companies included in a Market Measure or the notes may create conflicts of interest with you. We, the agents and our respective affiliates, at the time of any offering of the notes or in the future, may engage in business with the companies included in a Market Measure, including making loans to, equity investments in, or providing investment banking, asset management, or other services to those companies, their affiliates, and their competitors.

In connection with these activities, any of these entities may receive information about those companies that we will not divulge to you or other third parties. We, the agents and our respective affiliates have published, and in the future may publish, research reports on one or more of these companies. The agents may also publish research reports relating to our or our affiliates’ securities, including the notes. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding your notes. Any of these activities may adversely affect the value of the Market Measure and, consequently, the market value of your notes. None of us, the agents or any of our respective affiliates makes any representation to any purchasers of the notes regarding any matters whatsoever relating to the issuers of the securities included in a Market Measure. Any prospective purchaser of the notes should undertake an independent investigation of the companies included in the Market Measure to a level that, in its judgment, is appropriate to make an informed decision regarding an investment in the notes. The composition of the Market Measure does not reflect any investment recommendations from us, the agents or our respective affiliates.

Unless otherwise set forth in the applicable term sheet, we and the agents do not control any company included in any Market Measure and have not verified any disclosure made by any Market Measure Publisher or any of those companies. We, the agents or our respective affiliates currently, or in the future, may engage in business with Underlying Fund investment advisers, publishers of an Underlying Index (defined below) (each a “Market Measure Publisher”) or companies included in a Market Measure, and we, the agents or our respective affiliates may from time to time own securities of companies included in a Market Measure. However, none of us, the agents or any of our respective affiliates has the ability to control the actions of any Market Measure Publisher or any of these companies or has undertaken any independent review of, or made any due diligence inquiry with respect to, any Market Measure Publisher or any of these companies, unless (and only to the extent that) the securities of us, the agents or our respective affiliates are included in that Market Measure. In addition, unless otherwise set forth in the applicable term sheet, none of us, the agents or any of our respective affiliates is responsible for the calculation of any Index or Underlying Fund, or any Index underlying an Underlying Fund (an “Underlying Index”). Unless otherwise specified therein, any information in the applicable term sheet regarding the Market Measure will be derived from publicly available information. You should make your own investigation into the Market Measure.

Unless otherwise set forth in the applicable term sheet, none of the Market Measure Publishers, their affiliates, or any companies included in the Market Measure will be involved in any offering of the notes or will have any obligation of any sort with respect to the notes. As a result, none of those companies will have any obligation to take your interests as holders of the notes into consideration for any reason, including taking any corporate actions that might adversely affect the value of the securities included in the Market Measure or the value of the notes.

If the Market Measure to which your notes are linked includes equity securities traded on foreign exchanges, your return may be affected by factors affecting international securities markets. The value of securities traded outside of the U.S. may be adversely affected by a variety of factors relating to the relevant securities markets. Factors which could affect those markets, and therefore the return on your notes, include:

•	Market Liquidity and Volatility. The relevant foreign securities markets may be less liquid and/or more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets.

•	Political, Economic, and Other Factors. The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial, and social factors in those regions. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets. In addition, recent or future changes in government, economic, and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws, or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could adversely affect the relevant securities markets. The relevant foreign economies may differ from the U.S. economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources, and self-sufficiency.

In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal, and many emerging markets suffer from underdevelopment of capital markets and tax systems. In addition, in some of these nations, issuers of the relevant securities face the threat of expropriation of their assets, and/or nationalization of their businesses. The economic and financial data about some of these countries may be unreliable.

•	Publicly Available Information. There is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC. In addition, accounting, auditing, and financial reporting standards and requirements in foreign countries differ from those applicable to U.S. reporting companies.

Exchange rate movements may adversely impact the value of the notes. If any security included in a Market Measure is traded in a currency other than U.S. dollars and, for purposes of the applicable Market Measure, is converted into U.S. dollars, then the value of the Market Measure may depend in part on the relevant exchange rates. If the value of the U.S. dollar increases against the currencies of securities included in a Market Measure, the value of the applicable Market Measure may be adversely affected. In that case, the Observation Level may not be greater than or equal to the Call Level on any Observation Date or the Threshold Value on the final Observation Date. Therefore, your notes may not be called and the Redemption Amount may be less than the principal amount.

Exchange rate movements may be particularly impacted by existing and expected rates of inflation and interest rate levels; political, civil or military unrest; the balance of payments between countries; and the extent of governmental surpluses or deficits in the relevant countries and the United States. All of these factors are in turn sensitive to the monetary, fiscal, and trade policies pursued by the governments of those countries and the United States and other countries important to international trade and finance.

Tax-related Risks

The U.S. federal income tax consequences of an investment in the notes are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid forward contracts, as described in the applicable section under “Material U.S. Federal Income Tax Consequences” in the accompanying prospectus supplement. If the IRS were successful in asserting an alternative treatment, the tax consequences of your ownership and disposition of the notes could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

You should review the discussion under “Material U.S. Federal Income Tax Consequences” in the accompanying prospectus supplement and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The notes linked to Underlying Funds may constitute “constructive ownership transactions” for U.S. federal income tax purposes. As described above under “—The U.S. federal income tax consequences of an investment in the notes are uncertain,” the IRS or a court might not agree with the treatment of the notes as prepaid forward contracts.

Even if the treatment of the notes is respected, the IRS may assert that the notes that are linked to Underlying Funds constitute “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case gain recognized in respect of the notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the term of the notes. Our special tax counsel is not expected to be in a position to express an opinion with respect to whether the “constructive ownership” rules apply to notes that are linked to Underlying Funds.

Additional Market Measure-related Risks

The applicable term sheet may set forth additional risk factors as to the Market Measure that you should review prior to purchasing the notes.

Additional Risks Relating to Underlying Funds

There are liquidity and management risks associated with an Underlying Fund. Although shares of any Underlying Fund to which your notes are linked will be listed for trading on a securities exchange and a number of similar products have been traded on various exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of that Underlying Fund or that there will be liquidity in the trading market.

Underlying Funds are subject to management risk, which is the risk that the investment adviser’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results.

The respective Market Measure Publisher may adjust the Underlying Fund or the Underlying Index in a way that affects its value, and they have no obligation to consider your interests. A Market Measure Publisher can change the investment policies of the applicable Underlying Fund or the policies concerning the calculation of the applicable Underlying Fund’s net asset value, or add, delete, or substitute the underlying assets held by the Underlying Fund or the components included in an Underlying Index, as the case may be, or make other methodological changes that could change the value of that Underlying Fund or Underlying Index. Additionally, a Market Measure Publisher may alter, discontinue, or suspend calculation or dissemination of the price of its Underlying Fund, the net asset value of its Underlying Fund, or the level of its Underlying Index, as the case may be. Any of these actions could adversely affect the value of your notes. This could also result in the early redemption of your notes. See “Description of the notes—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds—Discontinuance of or Material Change to an Underlying Fund.” The Market Measure Publishers will have no obligation to consider your interests in calculating or revising any Underlying Fund or Underlying Index.

The performance of an Underlying Fund and the performance of its Underlying Index may vary. If an Underlying Fund is designed to track the performance of an Underlying Index, the performance of the Underlying Fund and that of its Underlying Index generally will vary due to, for example, transaction costs, management fees, certain corporate actions, and timing variances. Moreover, it is also possible that the performance of an Underlying Fund may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its Underlying Index. This could be due to, for example, the Underlying Fund not holding all or substantially all of the underlying assets included in the Underlying Index and/or holding assets that are not included in the Underlying Index, the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments held by the Underlying Fund, differences in trading hours between the Underlying Fund (or the underlying assets held by the Underlying Fund) and the Underlying Index, or due to other circumstances. This variation in performance is called the “tracking error,” and, at times, the tracking error may be significant.

In addition, because the shares of an Underlying Fund are traded on a securities exchange and are subject to market supply and investor demand, the market price of one share of the Underlying Fund may differ from its net asset value per share; shares of the Underlying Fund may trade at, above, or below its net asset value per share.

For the foregoing reasons, the performance of an Underlying Fund may not match the performance of its Underlying Index over the same period. Because of this variance, the return on the notes to the extent dependent on the performance of the Underlying Fund may not be the same as an investment directly in the underlying assets included in the Underlying Index or the same as a debt security with a return linked to the performance of the Underlying Index.

Risks associated with the applicable Underlying Index, or underlying assets of an Underlying Fund, will affect the value of that Underlying Fund and hence, the value of the notes. An Underlying Fund is a fund which may hold a variety of underlying assets, and which performance may be designed to track the performance of an Underlying Index. While the notes are linked to an Underlying Fund and not to its underlying assets or Underlying Index, risks associated with its underlying assets or Underlying Index will affect the share price of that Underlying Fund and hence the value of the notes. Some of the risks that relate to an Underlying Index include those discussed in this product supplement in relation to equity-based Market Measures and commodity-based Underlying Funds, which you should review before investing in the notes.

If an Underlying Fund holds underlying assets traded on foreign exchanges, time zone differences may create discrepancies between the values of those underlying assets and the value of the notes. As a result of the time zone difference, if applicable, between the cities where the underlying assets held by an Underlying Fund trade and the cities in which shares of that Underlying Fund are traded, there may be discrepancies between the values of the relevant underlying assets and the trading prices of that Underlying Fund. In addition, there may be periods when the foreign exchange markets are closed for trading (for example during holidays in a country other than the United States) that may result in the values of the relevant non-U.S. underlying assets remaining unchanged for multiple Market Measure Business Days in the locations where the notes (or any related Underlying Fund) trade. Conversely, there may be periods in which the foreign exchange markets are open, but the securities markets in which the notes (or any related Underlying Fund) trade are closed.

The payment on the notes will not be adjusted for all events that could affect an Underlying Fund. The Price Multiplier(s), the Observation Level (if applicable), the Ending Value, the Redemption Amount, and other terms of the notes may be adjusted for the specified events affecting any Underlying Fund, as described in the section entitled “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds.” However, these adjustments do not cover all events that could affect the market price of an Underlying Fund. The occurrence of any event that does not require the calculation agent to adjust the applicable Price Multiplier or the amount paid to you at maturity or upon an automatic call (if applicable), may adversely affect the Closing Market Price of any Underlying Fund, the Observation Level (if applicable), the Ending Value and the amount paid upon an automatic call (if applicable), and the Redemption Amount, and, as a result, the market value of the notes.

Risks Relating to Commodity-Based Underlying Funds

The prices of commodities held by an Underlying Fund may change unpredictably, affecting the value of your notes in unforeseeable ways. Trading in commodities and futures contracts is speculative and can be extremely volatile. Their market prices may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; weather; trends in agriculture; trade, fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease, pestilence and technological developments; changes in interest rates, whether through governmental action or market movements; currency exchange rates; volatility from speculative activities; the development, availability and/or decrease in price of substitutes; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability in some oil-producing countries or other countries in which the production of particular commodities may be concentrated; and natural or nuclear disasters. These factors may affect the value of an Underlying Fund in varying ways, and different factors may cause the levels and volatilities of commodity prices to move in inconsistent directions at inconsistent rates. Additionally, certain Underlying Funds may be concentrated in only a few, or even a single industry (e.g., energy). These Underlying Funds are likely to be more volatile than those that hold a broad base of commodities.

If the liquidity of the components of any Underlying Fund is limited, the notes would likely be impaired. Commodities and derivatives contracts on commodities may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity would likely have an adverse effect on the value of any such Underlying Fund and, therefore, on the return, if any, on your notes. Limited liquidity relating to the components of an Underlying Fund may also result in the Market Measure Publisher being unable to determine the value of its Underlying Fund using its normal means. The resulting discretion by the Market Measure Publisher of an Underlying Fund in determining the value could adversely affect the value of the notes.

Suspension or disruptions of market trading in the applicable commodities and related futures contracts may adversely affect the value of your notes. The commodity markets are subject to disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators, and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits,” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. Any such disruption, or any other force majeure (such as an act of God, fire, flood, severe weather conditions, act of governmental authority, labor difficulty, etc.) could have an adverse effect on the value of or trading in shares of an Underlying Fund and therefore, the value of your notes.

Changes in law or regulation relating to commodity futures contracts may adversely affect the return on and value of your notes. Commodity futures contracts are subject to legal and regulatory regimes that have undergone substantial changes in recent years in the United States and, in some cases, in other countries. Although the regulatory scheme established by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) (including the rulemaking authority granted to the U.S. Commodity Futures Trading Commission, commonly referred to as the “CFTC,” thereunder) has been substantially implemented by CFTC rulemaking, many of the regulatory changes have only recently been implemented and the ultimate impact of the regulations on the markets and market participants cannot yet be determined. It is possible, however, that such regulatory changes will reduce liquidity in the markets, due to increased costs and regulatory requirements, which could lead to greater volatility and adverse effects on prices. Also, in December 2016, the CFTC re-proposed rules to establish new position limits that would apply to a party’s combined futures, options and swaps positions in any one of 28 physical commodities and economically equivalent futures, options and swaps. These limits would, among other things, expand existing position limits applicable to options and futures contracts to apply to swaps. The CFTC has adopted final rules to require aggregation of positions across certain affiliated and controlled entities and accounts, for purposes of determining compliance with both the existing futures position limits and the proposed position limits. If the proposed position limit rules or substantially similar rules are ultimately adopted and implemented by the CFTC, the markets for futures contracts and options on futures contracts may become less liquid and more volatile.

Other regulatory organizations (such as relevant European Union rulemaking bodies) have proposed, and in the future may propose, further reforms similar to those enacted by the Dodd-Frank Act or other legislation which could have an adverse impact on the liquidity and depth of the commodities, futures and derivatives markets. Any such adverse impact may have a material adverse effect on the market value of your notes and, consequently, any amounts payable or property deliverable on your notes.

The notes will not be regulated by the CFTC. The notes will not be interests in a commodity pool nor will they be regulated by the CFTC as a commodity pool. Further, we will not be registered with the CFTC as a commodity pool operator. The notes will not constitute investments by you or by us on your behalf in futures contracts traded on regulated futures exchanges, which may only be transacted through a person registered with the CFTC as a “futures commission merchant” (“FCM”). We are not registered with the CFTC as an FCM, and you will not benefit from the CFTC’s or any other non-U.S. regulatory authority’s regulatory protections for persons who trade in futures contracts or who invest in regulated commodity pools.

An Underlying Fund may include commodities or futures contracts traded on foreign exchanges that are less regulated than U.S. markets and may involve different and greater risks than trading on U.S. exchanges. An Underlying Fund may own commodities or futures contracts that trade on exchanges located outside the U.S. The regulations of the CFTC do not apply to trading on foreign exchanges, and trading on foreign exchanges may involve different and greater risks than trading on U.S. exchanges. Certain foreign markets may be more susceptible to disruption than U.S. exchanges due to the lack of a government-regulated clearinghouse system. Trading on foreign exchanges also involves certain other risks that are not applicable to trading on U.S. exchanges. Those risks include: (a) exchange rate risk relative to the U.S. dollar; (b) exchange controls; (c) expropriation; (d) burdensome or confiscatory taxation; and (e) moratoriums, and political or diplomatic events. It may also be more costly and difficult for participants in those markets to enforce the laws or regulations of a foreign country or exchange, and it is possible that the foreign country or exchange may not have laws or regulations which adequately protect the rights and interests of investors in the relevant commodities or contracts. These factors could reduce the value of the applicable Underlying Fund and the value of your notes.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from each sale of the notes for the purposes described in the prospectus supplement under “Use of Proceeds and Hedging.” In addition, we expect that we or our affiliates may use a portion of the net proceeds to hedge our obligations under the notes.

DESCRIPTION OF THE NOTES

General

Each issue of the notes will be part of a series of medium-term notes entitled “Global Medium-Term Notes, Series A” that will be issued under the senior debt securities indenture, as amended or supplemented from time to time. The senior debt securities indenture is described more fully in the prospectus and prospectus supplement. The following description of the notes supplements and, to the extent it is inconsistent with, supersedes the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of Medium-Term Notes” in the prospectus supplement and “Description of Debt Securities” in the prospectus. These documents should be read in connection with the applicable term sheet.

The maturity date of the notes and the aggregate principal amount of each issue of the notes will be stated in the applicable term sheet. If the scheduled maturity date is not a business day, we will make the required payment on the next business day, but no interest will accrue as a result of such delay.

We will not pay interest on the notes. The notes do not guarantee the return of principal at maturity. The notes will be payable only in U.S. dollars.

Unless automatically called prior to the maturity date, the notes will mature on the date set forth in the applicable term sheet. Prior to the maturity date, the notes are not redeemable by us at our option, except under the limited circumstances as set forth in the section “—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds—Discontinuance of or Material Change to an Underlying Fund” or repayable at the option of any holder. The notes are not subject to any sinking fund.

We will issue the notes in denominations of whole units. Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The CUSIP number for each issue of the notes will be set forth in the applicable term sheet. You may transfer the notes only in whole units.

Automatic Call

The notes will be called, in whole but not in part, if the Observation Level of the Market Measure on any Observation Date is greater than or equal to the Call Level set forth in the applicable term sheet.

The “Call Level” will be a value of the Market Measure that equals a specified percentage (100% or more) of the Starting Value.

The “Observation Dates” will be set forth in the applicable term sheet, subject to postponement in the event of Market Disruption Events.

Unless otherwise specified in the applicable term sheet, if the notes are automatically called on an Observation Date, we will redeem the notes and, for each unit of notes, pay the applicable Call Amount on the applicable Call Settlement Date. The “Call Amount” will be equal to the principal amount plus the applicable Call Premium. The “Call Premium” will be a percentage of the principal amount.

The Observation Dates and the related Call Amounts and Call Premiums will be specified in the applicable term sheet.

Each “Call Settlement Date” (other than for the final Observation Date) will be set forth in the applicable term sheet and will occur on approximately the fifth business day after the applicable Observation Date, subject to postponement as described below. If the notes are called on the final Observation Date, the applicable Call Settlement Date will be the maturity date.

Unless otherwise indicated in the applicable term sheet, if a scheduled Observation Date (other than the final Observation Date) is determined by the calculation agent not to be a Market Measure Business Day (as defined below) by reason of an extraordinary event, occurrence, declaration or otherwise, or if there is a Market Disruption Event on that day, the applicable Observation Date will be the immediately succeeding Market Measure Business Day during which no Market Disruption Event occurs or is continuing; provided that the Observation Level will not be determined on a date later than the fifth scheduled Market Measure Business Day after the scheduled Observation Date, and if that fifth day is not a Market Measure Business Day, or if there is a Market Disruption Event on that date, the calculation agent will determine (or, if not determinable, estimate) the Observation Level in a manner which the calculation agent considers commercially reasonable under the circumstances on that fifth scheduled Market Measure Business Day.

If the scheduled final Observation Date is determined by the calculation agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration or otherwise, or if there is a Market Disruption Event on that day, the final Observation Date will be the immediately succeeding Market Measure Business Day during which no Market Disruption Event occurs or is continuing; provided that the Ending Value will be determined (or, if not determinable, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances on a date no later than the second scheduled Market Measure Business Day prior to the maturity date, regardless of the occurrence of a Market Disruption Event on that second scheduled Market Measure Business Day.

If, due to a Market Disruption Event or otherwise, a scheduled Observation Date (other than the final Observation Date) is postponed, the relevant Call Settlement Date will be postponed to approximately the fifth business day following the Observation Date as postponed, unless otherwise specified in the applicable term sheet.

Unless otherwise specified in the applicable term sheet, a “business day” is any day other than a day on which banking institutions in New York, New York are authorized or required by law, regulation, or executive order to close.

Payment at Maturity

If the notes are not automatically called prior to the maturity date, then at maturity, subject to our credit risk as issuer of the notes, you will receive a Redemption Amount, denominated in U.S. dollars. Unless otherwise specified in the applicable term sheet, the “Redemption Amount” will be calculated as follows:

•	If the Ending Value is greater than or equal to the Threshold Value, then the Redemption Amount will equal the principal amount.

•	If the Ending Value is less than the Threshold Value, then the Redemption Amount will equal:

The Redemption Amount will not be less than zero.

The “Threshold Value” will be a value of the Market Measure that equals a specified percentage of the Starting Value, which will be less than or equal to 100%. The Threshold Value will be determined on the pricing date and set forth in the applicable term sheet. If the Threshold Value is equal to 100% of the Starting Value, then the Redemption Amount for the notes will be less than the principal amount if the notes are not called and there is any decrease in the value of the Market Measure from the Starting Value to the Ending Value, and you may lose all of your investment in the notes.

Each term sheet will provide examples of payments on the notes based on certain hypothetical Observation Levels and Ending Values.

The applicable term sheet will set forth information as to the applicable Market Measure, including information as to the historical values of the Market Measure. However, historical values of the Market Measure are not indicative of its future performance or the performance of your notes.

An investment in the notes does not entitle you to any ownership interest, including any voting rights, dividends paid, or other distributions made, in the Market Measure or in the securities of any of the companies included in a Market Measure.

The Starting Value, the Observation Level and the Ending Value

Starting Value

In the case of an Index, unless otherwise specified in the applicable term sheet, the “Starting Value” will be the closing level of that Index on the pricing date.

In the case of an Underlying Fund, unless otherwise specified in the applicable term sheet, the “Starting Value” will be the Closing Market Price (as defined below) of that Underlying Fund on the pricing date.

If the Market Measure consists of a Basket, the Starting Value will be equal to 100. See “—Basket Market Measures.”

Observation Level

In the case of an Index, unless otherwise specified in the applicable term sheet, the “Observation Level” will be the closing level of that Index on the applicable Observation Date.

In the case of an Underlying Fund, the “Observation Level” will equal the product of (i) the Closing Market Price of that Underlying Fund and (ii) the Price Multiplier of that Underlying Fund on the applicable Observation Date.

Ending Value

Unless otherwise specified in the applicable term sheet, the “Ending Value” will be the Observation Level on the final Observation Date.

If the Market Measure consists of a Basket, the Starting Value, each Observation Level, and the Ending Value of the Basket will be determined as described in “—Basket Market Measures.”

The “Closing Market Price” for one share of an Underlying Fund (or one unit of any other security for which a Closing Market Price must be determined) on any Market Measure Business Day means any of the following:

•	if the Underlying Fund (or such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way (or, in the case of The Nasdaq Stock Market, the official closing price), of the principal trading session on that day on the principal U.S. securities exchange registered under the Securities Exchange Act of 1934, as amended, on which the Underlying Fund (or such other security) is listed or admitted to trading;

•	if the Underlying Fund (or such other security) is not listed or admitted to trading on any national securities exchange but is included in the Over-The-Counter Bulletin Board (the “OTC Bulletin Board”), the last reported sale price of the principal trading session on the OTC Bulletin Board on that day;

•	if the closing price of the Underlying Fund (or such other security) cannot be determined as set forth in the two bullet points above, and the Underlying Fund (or such other security) is listed or admitted to trading on a non-U.S. securities exchange or market, the last reported sale price, regular way, of the principal trading session on that day on the primary non-U.S. securities exchange or market on which the Underlying Fund (or such other security) is listed or admitted to trading (converted to U.S. dollars using such exchange rate as the calculation agent, in its sole discretion, determines to be commercially reasonable); or

•	if the Closing Market Price cannot be determined as set forth in the prior bullets, the mean, as determined by the calculation agent, of the bid prices for the Underlying Fund (or such other security) obtained from as many dealers in that security (which may include us, BofAS and/or any of our respective affiliates), but not exceeding three, as will make the bid prices available to the calculation agent. If no such bid price can be obtained, the Closing Market Price will be determined (or, if not determinable, estimated) by the calculation agent in its sole discretion in a commercially reasonable manner.

The initial “Price Multiplier” for an Underlying Fund will be 1, unless otherwise set forth in the applicable term sheet. The Price Multiplier for each Underlying Fund will be subject to adjustment for certain events relating to that Underlying Fund described below under “—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds.”

Unless otherwise specified in the applicable term sheet, as to any Index, a “Market Measure Business Day” means a day on which (1) the New York Stock Exchange (the “NYSE”) and The Nasdaq Stock Market, or their successors, are open for trading and (2) the applicable Index (or any successor) composing the Market Measure is calculated and published. Unless otherwise specified in the applicable term sheet, as to any Underlying Fund, a “Market Measure Business Day” means a day on which the securities exchange on which that Underlying Fund has its primary listing is open for trading.

Market Disruption Events

As to any Index, “Market Disruption Event” means one or more of the following events, as determined by the calculation agent in its sole discretion:

(A)	the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange where the securities included in an Index trade (without taking into account any extended or after-hours trading session), in 20% or more of the securities which then compose the Index or any successor index; or

(B)	the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the Index (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in options contracts or futures contracts related to the Index, or any successor index.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours in a Market Measure Business Day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the relevant futures or options contracts related to the Index, or any successor index, will not constitute a Market Disruption Event;

(3)	a suspension in trading in a futures or options contract on the Index, or any successor index, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to the Index;

(4)	a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(5)	if applicable to Indices with component securities listed on the NYSE, for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self-regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered “material.”

As to any Underlying Fund, “Market Disruption Event” means one or more of the following events, as determined by the calculation agent in its sole discretion:

(A)	the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, of the shares of the Underlying Fund (or the successor underlying fund, as defined below) on the primary exchange where such shares trade, as determined by the calculation agent (without taking into account any extended or after-hours trading session);

(B)	the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the shares of the Underlying Fund (or successor underlying fund) as determined by the calculation agent (without taking into account any extended or after-hours trading session), in options contracts or futures contracts related to the shares of the Underlying Fund;

(C)	with respect to an Underlying Fund that holds equity securities, the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange where component stocks of the relevant Underlying Index (or the successor underlying index, as defined below) trade, as determined by the calculation agent (without taking into account any extended or after-hours trading session), in 20% or more of the stocks which then comprise the Underlying Index or any successor underlying index;

(D)	the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the relevant Underlying Index (or the successor underlying index) as determined by the calculation agent (without taking into account any extended or after-hours trading session), in options contracts or futures contracts related to the Underlying Index or any successor underlying index;

The term sheet will identify, if applicable, any additions or changes to the Market Disruption Events for an Underlying Fund, including a commodity-based Underlying Fund.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours in a Market Measure Business Day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the shares of the Underlying Fund (or successor underlying fund) or the relevant futures or options contracts relating to such shares or the relevant Underlying Index (or any successor underlying index) will not constitute a Market Disruption Event;

(3)	a suspension in trading in a futures or options contract on the shares of the Underlying Fund (or successor underlying fund) or the relevant Underlying Index (or any successor underlying index), by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts, will each constitute a suspension of or material limitation on trading in futures or options contracts relating to the Underlying Fund;

(4)	subject to paragraph (3) above, a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(5)	for the purpose of clauses (A) and (C) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self-regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered “material.”

Adjustments to an Index

After the applicable pricing date, an Index Publisher may make a material change in the method of calculating an Index or in another way that changes the Index such that it does not, in the opinion of the calculation agent, fairly represent the level of the Index had those changes or modifications not been made. In this case, the calculation agent will, at the close of business in New York, New York, on each date that the closing level is to be calculated, make adjustments to the Index. Those adjustments will be made in good faith as necessary to arrive at a calculation of a level of the Index as if those changes or modifications had not been made, and calculate the closing level of the Index, as so adjusted.

Discontinuance of an Index

After the pricing date, an Index Publisher may discontinue publication of an Index to which an issue of the notes is linked. The Index Publisher or another entity may then publish a substitute index that the calculation agent determines, in its sole discretion, to be comparable to the original Index (a “successor index”). If this occurs, the calculation agent will substitute the successor index as calculated by the relevant Index Publisher or any other entity and calculate each Observation Level and/or the Ending Value as described under “—The Starting Value, the Observation Level and the Ending Value” or “—Basket Market Measure,” as applicable. If the calculation agent selects a successor index, the calculation agent will give written notice of the selection to the trustee, to us, and to the holders of the notes.

If an Index Publisher discontinues publication of the Index before an Observation Date and the calculation agent does not select a successor index, then on each day that would have been an Observation Date, until the earlier to occur of:

•	the occurrence of an automatic call;

•	the determination of the Ending Value; or

•	a determination by the calculation agent that a successor index is available,

the calculation agent will compute a substitute level for the Index in accordance with the procedures last used to calculate the Index before any discontinuance as if that day were an Observation Date. The calculation agent will make available to holders of the notes information regarding those levels by means of Bloomberg L.P., Thomson Reuters, a website, or any other means selected by the calculation agent in its reasonable discretion.

If a successor index is selected or the calculation agent calculates a level as a substitute as to any Index, the successor index or level will be used as a substitute for all purposes, including for the purpose of determining whether a Market Disruption Event exists.

Notwithstanding these alternative arrangements, any modification or discontinuance of the publication of any Index to which your notes are linked may adversely affect trading in the notes.

Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds

As to any Underlying Fund, the calculation agent, in its sole discretion, may adjust the Price Multiplier (and as a result, the Observation Level (if applicable) or the Ending Value), and any other terms of notes (such as the Starting Value), if an event described below occurs after the pricing date and if the calculation agent determines that such an event has a diluting or concentrative effect on the theoretical value of the shares of the applicable Underlying Fund or successor underlying fund.

The Price Multiplier for any Underlying Fund resulting from any of the adjustments specified below will be rounded to the eighth decimal place with five one-billionths being rounded upward. No adjustments to the Price Multiplier will be required unless the adjustment would require a change of at least 0.1% in the Price Multiplier then in effect. Any adjustment that would require a change of less than 0.1% in the Price Multiplier which is not applied at the time of the event may be reflected at the time of any subsequent adjustment that would require a change of the Price Multiplier. The required adjustments specified below do not cover all events that could affect an Underlying Fund.

No adjustments to the Price Multiplier for any Underlying Fund or any other terms of the notes will be required other than those specified below. However, the calculation agent may, at its sole discretion, make additional adjustments or adjustments that differ from those described herein to the Price Multiplier or any other terms of the notes to reflect changes to an Underlying Fund if the calculation agent determines in good faith and a commercially reasonable manner that the adjustment is appropriate to ensure an equitable result.

The calculation agent will be solely responsible for the determination of any adjustments to the Price Multiplier for any Underlying Fund or any other terms of the notes and of any related determinations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any event described below; its determinations and calculations will be conclusive absent a determination of a manifest error.

Following an event that results in an adjustment to the Price Multiplier for any Underlying Fund or any of the other terms of the notes, the calculation agent may (but is not required to) provide holders of the notes with information about that adjustment as it deems appropriate, depending on the nature of the adjustment. Upon written request by any holder of the notes, the calculation agent will provide that holder with information about such adjustment.

Anti-Dilution Adjustments

The calculation agent, in its sole discretion and as it deems reasonable, may adjust the Price Multiplier for any Underlying Fund (and as a result, the Observation Level (if applicable) or the Ending Value) and other terms of the notes, as a result of certain events related to an Underlying Fund, which include, but are not limited to, the following:

Share Splits and Reverse Share Splits. If an Underlying Fund is subject to a share split or reverse share split, then once such split has become effective, the Price Multiplier for that Underlying Fund will be adjusted such that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•	the number of shares that a holder of one share of the Underlying Fund before the effective date of the share split or reverse share split would have owned immediately following the applicable effective date.

For example, a two-for-one share split would ordinarily change a Price Multiplier of one into a Price Multiplier of two. In contrast, a one-for-two reverse share split would ordinarily change a Price Multiplier of one into a Price Multiplier of one-half.

Share Dividends. If an Underlying Fund is subject to a share dividend (i.e., an issuance of additional shares of Underlying Fund) that is given ratably to all holders of the Underlying Fund, then, once the dividend has become effective and the Underlying Fund is trading ex-dividend, the Price Multiplier for that Underlying Fund will be adjusted on the ex-dividend date such that the new Price Multiplier will equal the prior Price Multiplier plus the product of:

•	the prior Price Multiplier; and

•	the number of additional shares issued in the share dividend with respect to one share of the Underlying Fund;

provided that no adjustment will be made for a share dividend for which the number of shares of the Underlying Fund paid or distributed is based on a fixed cash equivalent value, unless such distribution is an Extraordinary Dividend (as defined below).

For example, a share dividend of one new share for each share held would ordinarily change a Price Multiplier of one into a Price Multiplier of two.

Extraordinary Dividends. There will be no adjustments to the Price Multiplier of an Underlying Fund to reflect any cash dividends or cash distributions paid with respect to that Underlying Fund other than Extraordinary Dividends, as described below, and distributions described under the sections entitled “—Other Distributions” and “—Reorganization Events” below.

An “Extraordinary Dividend” means, with respect to a cash dividend or other distribution with respect to an Underlying Fund, a dividend or other distribution that the calculation agent determines, in its sole discretion, is not declared or otherwise made according to the relevant Underlying Fund’s then existing policy or practice of paying such dividends on a quarterly or other regular basis. If an Extraordinary Dividend occurs, the Price Multiplier for that Underlying Fund will be adjusted on the ex-dividend date so that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•	a fraction, the numerator of which is the Closing Market Price per share of the Underlying Fund on the Market Measure Business Day preceding the ex-dividend date and the denominator of which is the amount by which the Closing Market Price per share of the Underlying Fund on that preceding Market Measure Business Day exceeds the Extraordinary Dividend Amount.

The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend will equal:

•	in the case of cash dividends or other distributions that are paid as regular dividends, the amount per share of the applicable Underlying Fund of that Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for that share; or

•	in the case of cash dividends or other distributions that are not paid as regular dividends, the amount per share of the applicable Underlying Fund of that Extraordinary Dividend.

To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination will be conclusive. A distribution on the applicable Underlying Fund described under the sections entitled “—Other Distributions” and “—Reorganization Events” below that also constitutes an Extraordinary Dividend will only cause an adjustment under those respective sections.

Other Distributions. If an Underlying Fund, after the pricing date, declares or makes a distribution to all holders of the shares of the applicable Underlying Fund of any class of its securities (other than shares of the applicable Underlying Fund), evidences of its indebtedness or other non-cash assets, including, but not limited to, transferable rights and warrants, then, in each of these cases, once the distribution has become effective and the shares are trading ex-dividend, the Price Multiplier for that Underlying Fund will be adjusted such that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•	a fraction, the numerator of which will be the Current Market Price per share of the applicable Underlying Fund, and the denominator of which will be the Current Market Price per share of the applicable Underlying Fund, less the fair market value, as determined by the calculation agent, as of the time the adjustment is effected of the portion of the capital stock, evidences of indebtedness, rights or warrants, or other non-cash assets so distributed or issued applicable to one share of the applicable Underlying Fund.

The “Current Market Price” of any Underlying Fund means the arithmetic average of the Closing Market Prices of one share of that Underlying Fund for the five Market Measure Business Days prior to the Market Measure Business Day immediately preceding the ex-dividend date of the distribution requiring an adjustment to the Price Multiplier.

“Ex-dividend date” means the first Market Measure Business Day on which transactions in the shares of any Underlying Fund trade on the relevant exchange without the right to receive that cash dividend or other cash distribution.

The “fair market value” of any such distribution means the value of such distributions on the ex-dividend date for such distribution, as determined by the calculation agent. If such distribution consists of property traded on the ex-dividend date on a U.S. national securities exchange, the fair market value will equal the Closing Market Price of such distributed property on such ex-dividend date.

Reorganization Events

If after the pricing date as to any Underlying Fund, the Underlying Fund, or its successor, has been subject to a merger, combination, consolidation, or statutory exchange of securities with another exchange-traded fund, and the Underlying Fund is not the surviving entity, then, on or after the date of such event, the calculation agent shall, in its sole discretion, make an adjustment to the Price Multiplier for that Underlying Fund or any other terms of the notes as the calculation agent, in its sole discretion, determines appropriate to account for the economic effect on the notes of that event (including adjustments to account for changes in volatility, expected dividends, stock loan rate, or liquidity relevant to the Underlying Fund or to the notes), and determine the effective date of that adjustment. If the calculation agent determines that no adjustment that it could make will produce a commercially reasonable result, then the calculation agent may deem the Underlying Fund to be de-listed, liquidated, discontinued, or otherwise terminated, the treatment of which is described below under “—Discontinuance of or Material Change to an Underlying Fund.”

Discontinuance of or Material Change to an Underlying Fund

If shares of an Underlying Fund are de-listed from its primary securities exchange (or any other relevant exchange), liquidated, or otherwise terminated, the calculation agent will substitute an exchange-traded fund that the calculation agent determines, in its sole discretion, is comparable to the discontinued Underlying Fund (that exchange-traded fund being referred to herein as a “successor underlying fund”). In that event, the calculation agent will adjust the applicable Price Multiplier, as necessary, such that the successor underlying fund closely replicates the performance of the Underlying Fund.

If an Underlying Fund (or a successor underlying fund) is de-listed, liquidated, or otherwise terminated and the calculation agent determines that no adequate substitute for the Underlying Fund (or a successor underlying fund) is available, then the calculation agent will, in its sole discretion, calculate the Closing Market Price of that Underlying Fund (or a successor underlying fund) by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate that Underlying Fund (or a successor underlying fund). If the calculation agent determines that no such computation methodology will produce a commercially reasonable result, then the calculation agent, in its discretion, may cause the maturity date of the notes to be accelerated as described below.

If a successor underlying fund is selected or the calculation agent calculates the Closing Market Price by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Underlying Fund (or a successor underlying fund), that successor underlying fund or substitute computation methodology, as applicable, will be substituted for the Underlying Fund (or that successor underlying fund) for all purposes of the notes.

If at any time:

•	an Underlying Index (or the underlying index related to a successor underlying fund) is discontinued or ceases to be published and (i) the Market Measure Publisher of the Underlying Index or another entity does not publish a successor or substitute underlying index that the calculation agent determines, in its sole discretion, to be comparable to the Underlying Index (a “successor underlying index”) or (ii) the Market Measure Publisher of the Underlying Fund does not announce that the Underlying Fund will track the successor underlying index; or

•	an Underlying Fund (or a successor underlying fund) in any way is modified (including, but not limited to, a material change in the investment policies, objectives or methodology of the Underlying Fund, or a material change to the related Underlying Index) so that the Underlying Fund does not, in the opinion of the calculation agent, fairly represent the price per share of that Underlying Fund (or that successor underlying fund) had those changes or modifications not been made;

then, from and after that time, the calculation agent will make those calculations and adjustments that, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a Closing Market Price of that Underlying Fund (or that successor underlying fund) as if those changes or modifications had not been made. The calculation agent also may determine that no adjustment is required. If the calculation agent determines that no such calculation or adjustment will produce a commercially reasonable result, then the calculation agent, in its discretion, may cause the maturity date of the notes to be accelerated as described below.

The calculation agent will be solely responsible for the method of calculating the Closing Market Price of the Underlying Fund (or any successor underlying fund) and of any related determinations and calculations, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

Notwithstanding these alternative arrangements, any modification or discontinuance of the Underlying Fund or the related Underlying Index may adversely affect trading in the notes.

If the calculation agent determines that no adjustment that it could make will produce a commercially reasonable result, then the calculation agent, in its discretion, may cause the notes to be accelerated to the fifth business day (the “date of acceleration”) following the date of that determination and the payment on the notes will be determined as described under the caption “—Automatic Call,” as if the next scheduled Observation Date were the fifth Market Measure Business Day prior to the date of acceleration; provided that the applicable Observation Level as of that date is greater than or equal to the Call Level. In such a case, the calculation agent shall pro-rate the applicable Call Premium and Call Amount according to the period of time elapsed between the settlement date of the notes and the date of acceleration. For the avoidance of doubt, if the Observation Level of the Market Measure as of that date is less than the Call Level, the payment on the notes will be calculated as though the date of acceleration were the stated maturity date of the notes and as if the final Observation Date were the fifth Market Measure Business day prior to the date of acceleration. In addition, the notes will not bear a default interest rate.

Basket Market Measures

If the Market Measure to which your notes are linked is a Basket, the Basket Components will be set forth in the applicable term sheet. We will assign each Basket Component a weighting (the “Initial Component Weight”) so that each Basket Component represents a percentage of the Starting Value of the Basket on the pricing date. We may assign the Basket Components equal Initial Component Weights, or we may assign the Basket Components unequal Initial Component Weights. The Initial Component Weight for each Basket Component will be stated in the applicable term sheet.

Determination of the Component Ratio for Each Basket Component

The “Starting Value” of the Basket will be equal to 100. We will set a fixed factor (the “Component Ratio”) for each Basket Component on the pricing date, based upon the weighting of that Basket Component. The Component Ratio for each Basket Component will equal:

•	the Initial Component Weight (expressed as a percentage) for that Basket Component, multiplied by 100; divided by

•	the closing level or Closing Market Price, as applicable of that Basket Component on the pricing date.

Each Component Ratio will be rounded to eight decimal places.

The Component Ratios will be calculated in this way so that the Starting Value of the Basket will equal 100 on the pricing date. The Component Ratios will not be revised subsequent to their determination on the pricing date, except that the calculation agent may in its good faith judgment adjust the Component Ratio of any Basket Component in the event that Basket Component is materially changed or modified in a manner that does not, in the opinion of the calculation agent, fairly represent the value of that Basket Component had those material changes or modifications not been made.

The following table is for illustration purposes only, and does not reflect the actual composition, Initial Component Weights, or Component Ratios, which will be set forth in the applicable term sheet.

Example: The hypothetical Basket Components are Index ABC, Index XYZ, and Underlying Fund RST, with their Initial Component Weights being 50.00%, 25.00% and 25.00%, respectively, on a hypothetical pricing date:

Basket Component	Initial Component Weight	Hypothetical Closing Level or Closing Market Price(1)	Hypothetical Component Ratio(2)	Initial Basket Value Contribution
Index ABC	50.00%	500.00	0.10000000	50.00
Index XYZ	25.00%	2,420.00	0.01033058	25.00
Underlying Fund RST	25.00%	1,014.00	0.02465483	25.00
Starting Value				100.00

(1)	This column sets forth the hypothetical closing level or Closing Market Price, as applicable, of each Basket Component on the hypothetical pricing date.
(2)	The hypothetical Component Ratio for each Basket Component equals its Initial Component Weight (expressed as a percentage) multiplied by 100, and then divided by the hypothetical closing level or Closing Market Price, as applicable of that Basket Component on the hypothetical pricing date, with the result rounded to eight decimal places.

Unless otherwise stated in the applicable term sheet, if a Market Disruption Event occurs on the pricing date as to any Basket Component or the pricing date is determined by the calculation agent not to be a Market Measure Business Day for any Basket Component by reason of an extraordinary event, occurrence, declaration or otherwise, the calculation agent will establish the closing level or Closing Market Price, as applicable, of that Basket Component (the “Basket Component Closing Level”), and thus its Component Ratio, based on the closing level or Closing Market Price, as applicable, of that Basket Component on the first Market Measure Business Day following the pricing date on which no Market Disruption Event occurs for that Basket Component. In the event that a Market Disruption Event occurs for that Basket Component on the pricing date and on each scheduled Market Measure Business Day to and including the second scheduled Market Measure Business Day following the pricing date, the calculation agent (not later than the close of business in New York, New York on the second scheduled Market Measure Business Day following the pricing date) will estimate the Basket Component Closing Level, and thus the applicable Component Ratio, in a manner that the calculation agent considers commercially reasonable. The final term sheet will provide the Basket Component Closing Level, a brief statement of the facts relating to the establishment of the Basket Component Closing Level (including the applicable Market Disruption Event(s)), and the applicable Component Ratio.

For purposes of determining whether a Market Disruption Event has occurred as to any Basket Component, “Market Disruption Event” will have the meaning stated above in
“—Market Disruption Events.”

Observation Level of the Basket

The “Observation Level” of the Basket will be the value of the Basket on the relevant Observation Date. The calculation agent will calculate the value of the Basket for an Observation Date by summing the products of the Closing Levels or Closing Market Prices, as applicable, of each Basket Component on that Observation Date (multiplied by its Price Multiplier on that Observation Date, if applicable) and the Component Ratio for each Basket

Component. The value of the Basket will vary based on the increase or decrease in the value of each Basket Component. Any increase in the value of a Basket Component (assuming no change in the value of the other Basket Component or Basket Components) will result in an increase in the value of the Basket. Conversely, any decrease in the value of a Basket Component (assuming no change in the value of the other Basket Component or Basket Components) will result in a decrease in the value of the Basket. The “Ending Value” of the Basket will be the Observation Level on the final Observation Date.

Unless otherwise specified in the applicable term sheet, if, for any Basket Component (an “Affected Basket Component”), (i) a Market Disruption Event occurs on a scheduled Observation Date or (ii) any scheduled Observation Date is determined by the calculation agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the calculation agent will determine the closing levels or Closing Market Prices, as applicable, of the Basket Components for such non-calculation day, and as a result, the relevant Observation Level, as follows:

•	The closing level or Closing Market Price, as applicable, of each Basket Component that is not an Affected Basket Component will be its closing level or Closing Market Price, as applicable, on such non-calculation day.

•	The closing level or Closing Market Price, as applicable, of each Basket Component that is an Affected Basket Component for the applicable non-calculation day will be determined in the same manner as described in the seventh and the eighth paragraphs of subsection “—Automatic Call,” provided that references to “Market Measure” will be references to “Basket Component.”

For purposes of determining whether a Market Disruption Event has occurred as to any Basket Component, “Market Disruption Event” will have the meaning stated above in
“—Market Disruption Events.”

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding the notes as described in this product supplement, including determinations regarding the Starting Value, the Call Level, the Threshold Value, the Observation Level of the Market Measure on each Observation Date, the Ending Value, the Market Measure, the Price Multiplier, whether the notes will be called, the Redemption Amount, any Market Disruption Events, a successor index or successor underlying fund, Market Measure Business Days, business days, non-calculation days, and determinations related to any adjustments to, or discontinuance of, any Index or Underlying Fund. Absent manifest error, all determinations of the calculation agent will be conclusive for all purposes and final and binding on you and us, without any liability on the part of the calculation agent.

We or one of our affiliates may act as the calculation agent, or we may appoint BofAS or one of its affiliates as the calculation agent for each issue of the notes. Alternatively, we (or one of our affiliates) and BofAS (or one of its affiliates) may act as joint calculation agents for the notes. When we refer to a “calculation agent” in this product supplement or in any term sheet, we are referring to the applicable calculation agent or joint calculation agents, as the case may be. However, we may change the calculation agent at any time without notifying you. The identity of the calculation agent will be set forth in the applicable term sheet.

Same-Day Settlement and Payment

The notes will be delivered in book-entry form only through The Depository Trust Company against payment by purchasers of the notes in immediately available funds. We will pay the Call Amount or the Redemption Amount, as applicable, in immediately available funds so long as the notes are maintained in book-entry form.

Events of Default and Acceleration

Events of default are defined in the senior debt securities indenture. Notwithstanding anything to the contrary in the accompanying prospectus supplement, if such an event occurs and is continuing, unless otherwise stated in the applicable term sheet, the amount payable to a holder of the notes upon any acceleration permitted under the senior debt securities indenture will be equal to the payment described under the captions “— Automatic Call” or “—Payment at Maturity,” determined as if the date of acceleration were the maturity date of the notes and as if the final Observation Date were the fifth Market Measure Business Day prior to the date of acceleration. The calculation agent shall pro-rate the applicable Call Premium and Call Amount according to the period of time elapsed between the settlement date of the notes and the date of acceleration.

If a voluntary or involuntary liquidation, bankruptcy, insolvency, or any analogous proceeding is filed with respect to the issuer, then depending on the applicable bankruptcy law, your claim may be limited to an amount that could be less than the amount payable upon default and acceleration as described above. In case of a default in payment of the notes, whether at their maturity or upon acceleration, and whether in an insolvency proceeding or otherwise, the notes will not accrue any default or other interest rate.

In addition, as described elsewhere in this document as well as in the accompanying prospectus and prospectus supplement and in the applicable term sheet, under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the U.K. resolution authority is satisfied that the resolution conditions are met. Accordingly, and notwithstanding anything to the contrary above, any payment on the notes (including, without limitation, any payment following an acceleration permitted under the senior debt securities indenture) will be subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

Listing

Unless otherwise specified in the applicable term sheet, the notes will not be listed on a securities exchange or quotation system.

SUPPLEMENTAL PLAN OF DISTRIBUTION

BofAS and one or more of its affiliates may act as our agents for any offering of the notes. The agents may act on either a principal basis or an agency basis, as set forth in the applicable term sheet. Each agent will be a party to a distribution agreement described in the “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

Each agent will receive an underwriting discount that is a percentage of the aggregate principal amount of the notes sold through its efforts, which will be set forth in the applicable term sheet. You must have an account with the applicable agent in order to purchase the notes.

None of the agents is acting as your fiduciary or adviser solely as a result of the making of any offering of the notes, and you should not rely upon this product supplement, the applicable term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase any notes. You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisers.

BofAS and its affiliates may use this product supplement, the prospectus supplement, and the prospectus, together with the applicable term sheet, in market-making transactions for any notes after their initial sale solely for the purpose of providing investors with the description of the terms of the notes that were made available to investors in connection with the initial distribution of the notes. Secondary market investors should not, and will not be authorized to, rely on these documents for information regarding Barclays Bank PLC or for any purpose other than that described in the immediately preceding sentence.

Neither we nor any agent is making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. This product supplement and the accompanying prospectus supplement and prospectus are not an offer to sell the notes to anyone, and are not soliciting an offer to buy these notes from anyone, in any jurisdiction where the offer or sale is not permitted.